Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of YTB International, Inc. on Form S-8 (File Nos. 333-166219, 333-157479, 333-151139, 333-147678 and 333-143050) our report dated March 28, 2011, with respect to our audit of the consolidated financial statements of YTB International, Inc. as of and for the year ended December 31, 2010, which report is included in this Annual Report on Form 10-K of YTB International, Inc. for the year ended December 31, 2010.

/s/Marcum LLP

New York, NY
March 28, 2011